Exhibit 10.31
-------------


                               Purchase Agreement
                            Assignment and Assumption
                            -------------------------

This Purchase Agreement Assignment and Assumption (this "Agreement") is entered into as of October 13, 2004 by and between ISIS Capital Management, LLC ("ISIS"), a Delaware limited liability company with its executive offices at 151 Railroad Avenue, Greenwich, Connecticut, and Warp Technology Holdings, Inc. ("Warp"), a Nevada corporation with its executive offices at 151 Railroad Avenue, Greenwich, Connecticut, in connection with that certain Purchase Agreement (as defined below) and those certain Bridge Notes (as defined below). Capitalized terms used herein without otherwise being defined shall have the meanings ascribed to them in the Purchase Agreement.

WHEREAS, under that certain Membership Interest Purchase Agreement (as amended by the Extension, the "Purchase Agreement") made and entered into as of September 2, 2004, by and between ISIS Capital Management, LLC and Gupta Holdings, LLC (the "Seller"), ISIS has the right to acquire all of the Membership Interests in Gupta Technologies, LLC (the "Company"). The Purchase Agreement was amended by that certain Extension Agreement, made by and between ISIS and the Seller, as of the 27th day of September, 2004, which was amended by that certain Amendment No. 1 To Extension Agreement made by and between ISIS and the Seller, as of the 13th day of October, 2004 (together, as amended, the "Extension").

WHEREAS, Warp desires to acquire the Membership Interests in the Company on the terms and conditions set forth in the Purchase Agreement and pursuant to the terms hereof;

NOW, THEREFORE, in consideration of the foregoing premises, and the representations, warranties, and covenants contained herein, the parties hereto agree as follows:

         1. ISIS hereby transfers, sells, assigns, and confers all of its rights, title and interests under, in and to the Purchase Agreement, including the payment made by ISIS of $1,000,000 pursuant to Section 2 of the Extension.

         2. Warp hereby assumes all of the duties, responsibilities, obligations, liabilities expenses, whatsoever, of ISIS under the Purchase Agreement. ISIS will reasonably cooperate with Warp in connection with Warp's obligations under the Purchase Agreement, and the Closing of the transactions contemplated therein.

         3. ISIS represents and warrants to Warp that ISIS has not breached any representation, warranty, covenant or other obligation under the Purchase Agreement, and that, to the knowledge of ISIS, the Purchase Agreement is in full force and effect as of the date hereof.

         4. Warp agrees to pay ISIS $1,000,000 to reimburse ISIS for the amount ISIS has paid to the Seller under the Purchase Agreement. Such amount shall be payable pursuant to that certain promissory note (the "Note") executed and delivered to ISIS as of even date herewith.

         5. In addition, Warp agrees to pay ISIS all expenses ISIS has incurred or may incur in connection with the Purchase Agreement and the transactions contemplated thereunder or its duties hereunder.

         6. ISIS shall consult with and advise Warp in connection with the structuring, terms and other matters with respect to the equity and debt financing to be pursued by Warp in order to fund the purchase price under the

Purchase Agreement. In exchange, in the event that Warp closes the transactions contemplated under the Purchase Agreement, then Warp shall pay ISIS (and/or those third parties designated by ISIS, in such amounts as ISIS shall direct) a transaction fee equal to $1,250,000, payable either in cash or, at the election of ISIS, in B-2 Securities, Senior Debt or Senior Equity (as such terms are defined in the Note).

         7. Indemnity.

         (a) Warp shall indemnify, defend and hold harmless ISIS and any of its affiliates and Representatives, and shall reimburse each such Person on demand for any Damages resulting from any of the following: (i) any breach or default in the performance by Warp of any covenant or agreement of Warp contained herein, in any agreement contemplated hereby or executed in connection herewith, or in any certificate or other instrument delivered or to be delivered by or on behalf of Warp pursuant hereto or thereto; (ii) any breach or default in the performance by Warp of any covenant or agreement contained in the Purchase Agreement, in any agreement contemplated thereby or executed in connection therewith, or in any certificate or other instrument delivered or to be delivered by or on behalf of Warp pursuant to the Purchase Agreement or any other such agreement; (iii) any breach of warranty or inaccurate representation made by Warp herein, or in any agreement, certificate or instrument delivered in connection herewith; (iv) any breach of warranty or inaccurate representation made by Warp in the Purchase Agreement or any agreement, certificate or other instrument delivered in connection therewith, and (v) the operation of the Business after the Closing Date.

         (b) ISIS shall indemnify, defend and hold harmless Warp and any of its affiliates and Representatives, and shall reimburse each such Person on demand for any Damages resulting from any of the following: (i) any breach or default in the performance by ISIS of any covenant or agreement of ISIS contained herein, in any agreement contemplated hereby or executed in connection herewith, or in any certificate or other instrument delivered or to be delivered by or on behalf of ISIS pursuant hereto or thereto; (ii) any breach of warranty or inaccurate representation made by ISIS herein, or in any agreement, certificate or instrument delivered in connection herewith; provided, however, that, (A) ISIS shall not be required to pay any Damages to Warp or any such Persons with respect to the breach of any representation or warranty pursuant to the foregoing clause (ii) unless the aggregate amount of all Damages exceeds $200,000, in which case all Damages shall be paid, and (B) in no event shall the aggregate amount of Damages payable by ISIS exceed the amount of the transaction fee paid to ISIS, if any, pursuant to Section 6 above, and provided, further, that ISIS may satisfy any such indemnity obligation through the payment of the form of consideration received as such transaction fees.

         (c) Exclusive Remedy. Except in the case of fraud, the indemnification provided in this Article 6 will constitute the exclusive remedy of the parties and their respective affiliates and Representatives and assigns from and against any and all Damages asserted against, resulting to, imposed upon or incurred or suffered by, any of them, directly or indirectly, as a result of, or based upon or arising from the breach of any representation or warranty or the non-fulfillment of any agreement or covenant in or pursuant to this Agreement or any other agreement, document, or instrument required hereunder, including, without limitation the Purchase Agreement. The parties each hereby waive, to the fullest extent permitted under applicable law, any and all rights, claims, and causes of action it may have against any other party, or any of such other party's affiliates, to the contrary.

         8. Definitions. For purposes hereof the following terms have the following meanings:

         (a) "Damages" shall mean all claims, demands, losses, liabilities, obligations, damages, expenses, including, without limitation, interest, penalties and reasonable attorneys', accountants' and experts' fees and costs of investigation incurred as a result thereof.

         (b) "Person" means an individual, a partnership (general or limited), a corporation, an association, a limited liability company, a joint stock company, a trust, an estate, a joint venture or an unincorporated organization.

         (c) "Representative" shall mean any officer, director, principal, shareholder, partner, member, attorney, accountant, advisor, agent, trustee, employee or other representative of a party.

         9. Miscellaneous.

         (a) Further Assurances. Each party to this Agreement shall execute, acknowledge and deliver any further documents and instruments and take any other action consistent with the terms of this Agreement that may reasonably be requested by the other party for the purpose of giving effect to the transactions contemplated by this Agreement, whether before, concurrent with or after the consummation of the transactions contemplated hereby.

         (b) Expenses. Each of the parties shall pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of its own financial consultants, accountants and counsel.

         (c) Entire Agreement. This Agreement, together with the Purchase Agreement (a copy of which is attached as Exhibit A hereto) and any other agreements referred to herein and the schedules hereto and thereto, set forth the entire agreement between the parties with regard to the subject matter hereof and thereof.

         (d) Governing Law; Jurisdiction. The validity, construction and performance of this Agreement, and any action arising out of or relating to this Agreement shall be governed by the Laws of the State of Connecticut, without regard to the Laws of the State of Connecticut as to choice or conflict of Laws. The parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the jurisdiction of, the Connecticut state courts located in Fairfield County, Connecticut, or the United States of America for the District of Connecticut. Notwithstanding the foregoing, in the event of any action involving the action to which the Seller is a party or which is otherwise subject to the governing law and jurisdiction provisions of the Purchase Agreement, the parties to this Agreement agree to abide by such terms.

         (e) Waiver and Amendment. This Agreement may be amended, supplemented, modified and/or rescinded only through an express written instrument signed by the parties or their respective successors and permitted assigns. Any party may specifically and expressly waive in writing any portion of this Agreement or any breach hereof, but only to the extent such provision is for the benefit of the waiving party, and no such waiver shall constitute a other or continuing waiver of any preceding or succeeding breach of the same or any other provision. The consent by one party to any act for which such consent was required shall not be deemed to imply consent or waiver of the necessity of obtaining such consent for the same or similar acts in the future, and no forbearance by a party to seek a remedy for noncompliance or breach by another party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

         (f) Assignment. Except as specifically provided otherwise in this Agreement, neither this Agreement nor any interest herein shall be assignable (voluntarily, involuntarily, by judicial process, operation of law, or otherwise), in whole or in part, by any party without the prior written consent of the other party.

         (g) Successors and Assigns; No Third Party Beneficiary. Each of the terms, provisions, and obligations of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties and their respective legal representatives, successors and permitted assigns. Nothing in this Agreement will be construed as giving any Person, other than the parties to this Agreement and their successors and permitted assigns, any right, remedy or claim under, or in respect of, this Agreement or any provision hereof.

         (h) Notices. All notices, requests, demands and other communications made under this Agreement shall be in writing, correctly addressed to the recipient at the address set forth above. Notices, requests, demands and other communications made under this Agreement shall be deemed to have been duly given
(i) upon delivery, if served personally on the party to whom notice is to be given, (ii) on the date of receipt, refusal or non-delivery indicated on the receipt if mailed to the party to whom notice is to be given by first class mail, registered or certified, postage prepaid, or by air courier, or (iii) upon confirmation of transmission, if sent by telecopier. Any party may give written notice of a change of address in accordance with the provisions of this Section and after such notice of change has been received, any subsequent notice shall be given to such party in the manner described at such new address.

         (i) Severability. Each provision of this Agreement is intended to be severable. Should any provision of this Agreement or the application thereof be judicially declared to be or become illegal, invalid, unenforceable or void, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties.

         (j) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single agreement.

         (k) Facsimile Signatures. This Agreement and any other document or agreement executed in connection herewith (other than any document for which an originally executed signature page is required by law) may be executed by delivery of a facsimile copy of an executed signature page with the same force and effect as the delivery of an originally executed signature page. In the event any party delivers a facsimile copy of a signature page to this Agreement or any other document or agreement executed in connection herewith, such party shall deliver an originally executed signature page within three (3) business days of delivering such facsimile signature page or at any time thereafter upon request; provided, however, that the failure to deliver any such originally executed signature page shall not affect the validity of the signature page delivered by facsimile, which has and shall continue to have the same force and effect as the originally executed signature page.

         (l) Arbitration. Except to the extent a party is entitled to injunctive or other equitable relief, any controversy or claim arising out of or relating to this Agreement or any agreement referred to herein or attached hereto, shall be settled by binding arbitration before a single arbitrator in accordance with the then existing rules for commercial arbitration of the American Arbitration Association, and judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Such arbitration shall be held in Fairfield County, Connecticut. The costs of such arbitration (other than attorneys' fees and other experts' fees and related costs) shall be borne equally by the parties. Each party shall bear its own attorneys' fees and other experts' fees and related costs. The arbitrator shall not have the authority to award punitive damages or to award attorneys' fees or costs to any party in any such arbitration proceedings.

         (m) Interpretation. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any party. The captions of the Sections and Subsections of this Agreement are for convenience only and shall not affect the construction or interpretation of any of the provisions of this Agreement. Except as otherwise provided or if the context otherwise requires, whenever used in this Agreement,
(a) any noun or pronoun shall be deemed to include the plural and the singular,
(b) the terms "include" and "including" shall be deemed to be followed by the phrase "without limitation," (c) the word "or" shall be inclusive and not exclusive, (d) unless the context otherwise requires, all references to Articles and Sections refer to Articles and Sections of this Agreement, all references to Schedules are to Schedules attached to this Agreement, and all references to Exhibits are to Exhibits attached to this Agreement, each of which is made a part of this Agreement for all purposes, (e) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (f) any definition of or reference to any law, agreement, instrument or other document herein will be construed as referring to such law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, and (g) any definition of or reference to any statute will be construed as referring also to any rules and regulations promulgated thereunder.

         (n) Warranty of Authority. Each of the entities signing this Agreement warrants and represents that the individual signing on behalf of such entity is duly authorized and empowered to enter into this Agreement and bind such entity hereto.

     ISIS Capital Management, LLC


     By: /s/ Rodney A. Bienvenu, Jr.
     ------------------------------
     Name: Rodney A. Bienvenu, Jr.
     Title: Member



     WARP TECHNOLOGY HOLDINGS, INC.


     By: /s/ Gus Bottazzi
     ------------------------------
     Name: Gus Bottazzi
     Title: President


Exhibit A -- to Purchase Agreement Assignment and Assumption [Copy of Purchase Agreement including Extension and Amendment thereto]

                     MEMBERSHIP INTEREST PURCHASE AGREEMENT

         This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this "Agreement") is made and entered into as of September 2, 2004, by and between ISIS Capital Management, LLC, a Delaware limited liability company ("Purchaser"), Gupta Holdings, LLC, a Delaware limited liability company ("Seller") and, for purposes of Section 6.7 hereof, Platinum Equity, LLC ("Platinum").

                                 R E C I T A L S

         A. Seller owns all of the issued and outstanding membership interests of Gupta Technologies, LLC (the "Company").

         B. Seller desires to sell all of the outstanding membership interests of the Company (the "Membership Interests"), and Purchaser desires to purchase the Membership Interests from Seller, in each case on the terms and subject to the conditions of this Agreement.

                                A G R E E M E N T

         In consideration of the foregoing recitals and the respective covenants, agreements, representations and warranties contained herein, the parties, intending to be legally bound, agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS
                                   -----------

         Unless otherwise defined, capitalized terms used herein shall have the following meanings:

         "Acceptance Notice" shall have the meaning given to such term in
Section 2.4 hereof.

         "Action" shall mean any action, claim, suit, litigation, proceeding, arbitration or mediation.

         "Actual Adjusted Net Working Capital as of the Closing Date" shall mean the Adjusted Net Working Capital of the Company as of the Closing Date as finally determined pursuant to clause (c) or clause (d) of Section 2.4.

         "Adjusted Net Working Capital as of the Closing Date" shall mean the amount equal to (i) accounts receivable, net plus (ii) inventory, net plus (iii) other current assets minus (iv) accounts payable minus (v) accrued expenses minus (vi) deferred revenue (however classified) as of the Closing Date determined in the same manner as such items were captured and captioned in the Most Recent Balance Sheet in each case calculated in accordance with GAAP as consistently applied. For the avoidance of doubt, Adjusted Net Working Capital as of the Closing Date shall exclude all cash, cash equivalents, debt and inter-company liabilities, including, without limitation, any liabilities of the Company or any Subsidiary to Seller, Platinum or any of their respective affiliates, and any liabilities of the Seller, Platinum or any of their respective affiliates to the Company or any Subsidiary.

         "Agreement" shall mean this Membership Interest Purchase Agreement, as it may be amended or supplemented from time to time.

         "Books and Records" shall mean all business, accounting and operating records of the Company and the Subsidiaries, including the organizational documents and membership interest records of the Company and the Subsidiaries.

         "Business" shall mean the business and operations of the Company or any Subsidiary.

         "Cash Payment" shall have the meaning given to such term in Section 2.3 hereof.

         "Closing" shall have the meaning given to such term in Section 2.1 hereof.

         "Closing Date" shall have the meaning given to such term in Section 2.1 hereof.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Company" shall have the meaning given to such term in Recital A to this Agreement.

         "Contracts" shall mean all contracts, arrangements, licenses, Leases, understandings, purchase orders, invoices and other agreements to which the Company or any Subsidiary is a party, whether written, oral, established through course of dealing or otherwise.

         "Damages" shall mean all claims, demands, losses, liabilities, obligations, damages, expenses, including, without limitation, interest, penalties and reasonable attorneys', accountants' and experts' fees and costs of investigation incurred as a result thereof.

         "Dispute Notice" shall have the meaning given to such term in Section
2.4 hereof.

         "Employee Benefit Plan(s)" shall mean other than any obligations pursuant to any Laws, (i) any Employee Welfare Plan or any Pension Plan, (ii) any "multi-employer plan," as defined in Section 4001(a)(3) of ERISA, to which the Company or any Subsidiary has contributed or been obligated to contribute at any time or under which the Company or any Subsidiary may incur any liability and (iii) any deferred compensation plan, severance pay, bonus plan, profit sharing plan, stock option plan, employee stock purchase plan, and any other employee benefit plan, agreement (other than employment agreements with individual Employees), arrangement or commitment maintained by the Company or any Subsidiary for the benefit of Employees.

         "Employee Welfare Plan" shall mean other than any obligations pursuant to any Laws, any "employee welfare benefit plan," as defined in Section 3(l) of ERISA, which the Company or any Subsidiary sponsors or to which the Company or any Subsidiary contributes or is required to contribute, or under which the Company or any Subsidiary may incur any liability, and which covers any Employees, including each multi-employer welfare benefit plan.

         "Employees" shall have the meaning given to such term in Section 3.10 hereof.

         "Encumbrances" shall mean any claim, lien, pledge, option, charge, mortgage, security interest, restriction, encumbrance or other right of third parties.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Financial Statements" shall have the meaning given to such term in
Section 3.9(a) hereof.

         "GAAP" shall mean generally accepted accounting principles as in effect in the United States of America on the date hereof, consistently applied.

         "Governmental Authority" shall mean (i) any nation, state, county, city or other jurisdiction of any nature, (ii) any federal, state, local, municipal, foreign or other government (or any department, agency, or political subdivision thereof), (iii) any governmental or quasi-governmental authority of any nature, or (iv) any body exercising executive, legislative, judicial, regulatory or administrative actions of or pertaining to government.

         "Indebtedness" shall mean (i) any liability for borrowed money, including without limitation any liability arising from a guarantee of another Person's borrowed money, (ii) a promissory note or similar instrument of indebtedness, (iii) any lease payments due under leases constituting Material Contracts and which are required to be capitalized in accordance with GAAP, and
(iv) any liability for the payment of purchase price from past acquisitions of the Company or any Subsidiary, or past acquisitions of other businesses by the Company or any Subsidiary.

         "Indemnitee" shall have the meaning given to such term in Section 6.2(c) hereof.

         "Indemnitor" shall have the meaning given to such term in Section 6.2(c) hereof.

         "Independent Auditor" shall have the meaning given to such term in
Section 2.4 hereof.

         "Intellectual Property" shall mean (i) any and all trademarks, service marks, trade names, mask works, copyrights and patents (including registrations, licenses, and applications pertaining thereto) owned by or licensed to the Company or any Subsidiary, and (ii) any and all trade secrets, confidential Business information, discoveries, inventions, know-how and any and all other intellectual property rights owned by or licensed to the Company or any Subsidiary that relate to, or are used by, the Company or any Subsidiary, other than standard licenses to use ordinary, commercially available software and systems.

         "knowledge of Seller", "to Seller's knowledge" and any similar phrase shall mean to the actual knowledge of Jeff Bailey, Chuck Stevenson, Trish Scearce, Jim Levitas, or Christopher Hopkins.

         "Laws" shall mean any and all case law, common law, and any and all federal, state, local or foreign laws, statutes, rules, regulations, executive orders, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Authority.

         "Leases" shall mean all leases, subleases, licenses and other lease agreements, together with all amendments, supplements and nondisturbance agreements pertaining thereto, to which the Company or any Subsidiary is a party and pursuant to which the Company or any Subsidiary leases, subleases or licenses any real property.

         "Material Adverse Effect" shall mean any event, change, circumstance or effect that has, or is reasonably likely to have, a material adverse effect on the business, operations, financial condition of the Company and the Subsidiaries, taken as a whole, other than any event, change, circumstance or effect relating (i) to the United States economy in general, or the economy of any foreign country in general in which the Company or any Subsidiary participates, (ii) in general to the industries in which the Company or any Subsidiary operates and not specifically relating to the Company or any Subsidiary, (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) to the announcement of the Agreement or any transactions contemplated hereunder, the fulfillment of the Parties' obligations hereunder or the consummation of the transactions contemplated by this Agreement, or (v) to any outbreak or escalation of hostilities or act of terrorism involving the United States or any declaration of war by the U.S. Congress.

         "Material Contracts" shall have the meaning given to such term in
Section 3.12.

         "Membership Interests" shall have the meaning given to such term in Recital B to this Agreement.

         "Most Recent Balance Sheet" shall mean the Company's unaudited consolidated balance sheet as of May 31, 2004.

         "Ordinary Course" means the ordinary course of Business consistent with past custom and practice (including with respect to quantity and frequency).

         "Pension Plan" shall mean other than any obligations pursuant to any Laws, any "employee pension benefit plan," as defined in Section 3(2) of ERISA (including any "multiemployer plan," as defined in Section 3(37) of ERISA), which the Company or any Subsidiary sponsors or to which the Company or any Subsidiary contributes or is required to contribute, or under which the Company or any Subsidiary may incur any liability.

         "Permits" shall mean all franchises, permits, licenses, qualifications, rights-of-way, easements, municipal and other approvals, authorizations, orders, consents and other rights from, and filings with, any Governmental Authority.

         "Permitted Encumbrances" shall mean (i) tax liens with respect to taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, consistently applied; (ii) deposits or pledges made in connection with, or to secure payment of, utilities or similar services, workers' compensation, unemployment insurance, old age pensions or other social security obligations; (iii) purchase money security interests in any property acquired by the Company or any Subsidiary to the extent permitted by this Agreement; (iv) interests or title of a lessor under any lease permitted by this Agreement; (v) mechanics', materialmen's or contractors' liens or encumbrances or any similar lien or restriction for amounts not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, consistently applied; (vi) easements, rights-of-way, restrictions and other similar charges and encumbrances not interfering with the Ordinary Course of the Company or any Subsidiary or detracting from the value of the assets of the Company or any Subsidiary; and (vii) source code escrows granted in favor of certain customers.

         "Person" means an individual, a partnership (general or limited), a corporation, an association, a limited liability company, a joint stock company, a trust, an estate, a joint venture or an unincorporated organization.

         "Pre-Closing Tax Period" shall have the meaning given to such term in
Section 7.1 hereof.

         "Purchase Price" shall have the meaning given to such term in Section
2.3 hereof.

         "Purchaser" shall have the meaning given to such term in the Preamble to this Agreement.

         "Purchaser's 401(k) Plan" shall have the meaning given to such term in
Section 5.5(a) hereof.

         "Purchaser's FSA" shall have the meaning given to such term in Section 5.5(b) hereof.

         "Purchaser Sponsored Plan" shall have the meaning given to such term in
Section 5.5 hereof.

         "Purchaser's Statement" shall have the meaning given to such term in
Section 2.4 hereof.

         "Representative" shall mean any officer, director, principal, shareholder, partner, member, attorney, accountant, advisor, agent, trustee, employee or other representative of a party.

         "Seller" shall have the meaning given to such term in the Preamble to this Agreement.

         "Seller's 401(k) Plan" shall have the meaning given to such term in
Section 5.5(a) hereof.

         "Seller's FSA" shall have the meaning given to such term in Section 5.5(b) hereof.

         "Subsidiary" and "Subsidiaries" shall have the meanings given to such terms in Section 3.5 hereof.

         "Subsidiary Interests" shall have the meaning given to such term in
Section 3.5 hereof.

         "Target Amount" shall have the meaning given to such term in Section
2.4 hereof.

         "Tax(es)" shall mean all taxes, charges, fees, levies, duties, imposts or other assessments or charges imposed by and required to be paid to any Governmental Authority, including, without limitation, income, excise, property, sales, use, transfer, gains, ad valorem or value added, stamp, payroll, windfall, profits, gross receipts, employment, withholding, social security, workers' compensation, unemployment compensation, documentation, license, registration, customs duties, tariffs, net worth and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment) and any estimated payments or estimated taxes.

         "Tax Audit" shall have the meaning given to such term in Section 7.4 hereof.

         "Tax Return" shall mean any return, report, information return or other similar document or statement (including any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax, including, without limitation, any information, return, claim for refund, amended return or declaration of estimated Tax and all federal, state, local and foreign returns, reports and similar statements.

         "Third Party Reimbursement" shall have the meaning given to such term in Section 6.5 hereof

                                    ARTICLE 2
                                PURCHASE AND SALE
                                -----------------

         2.1 Closing. The closing of the sale and purchase of the Membership Interest (the "Closing") shall take place on September 30, 2004 (the "Closing Date").

         2.2 Purchase of the Membership Interests. On the Closing Date, Seller shall sell, assign and deliver the Membership Interests to Purchaser, and Purchaser shall purchase and acquire the Membership Interests from Seller, free and clear of all Encumbrances. At Closing, Seller shall deliver to Purchaser a certificate representing the Membership Interests.

         The obligation of either party to consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, unless waived in writing by such party:

         (a) Accuracy of Representations and Warranties. All representations and warranties of the other party contained in this Agreement or in any document delivered pursuant hereto shall be true and correct in all material respects when made and on and as of the Closing Date as though made at that time (unless a representation speaks as to a stated date, in which case such representation shall be true as of such date), except to the extent that all the failures of such representations and warranties, considered collectively, to be accurate would not reasonably be expected to have a Material Adverse Effect.

         (b) Performance of Covenants. All covenants, agreements and obligations required by the terms of this Agreement to be performed, satisfied or complied with by the other party at or before the Closing Date (considered collectively) shall have been duly and properly performed in all material respects.

         (c) Officer's Certificate. Such party shall have received a certificate, dated the Closing Date, signed by an authorized executive officer of the other party, certifying that the conditions specified in (a) and (b) above, have each been fulfilled.

         (d) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order which is in effect and has the effect of making the transaction contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions.
         (e) Transaction Bonuses. The obligation to pay the second and third installments of the Sale Bonus (as defined in Items 1-11 on Schedule 3.10) set forth in the letter agreements on Schedule 3.10 shall have been assigned to, and assumed by Seller or one of its Affiliates.

         2.3 The Purchase Price. The purchase price for the Membership Interests shall equal Twenty Million Dollars ($20,000,000) (the "Cash Payment"), plus or minus any adjustment pursuant to Section 2.4 hereof (collectively, the "Purchase Price"). At Closing, Purchaser shall pay to Seller the Cash Payment in immediately available funds by wire transfer to an account designated by Seller, such account to be designated by written notice to Purchaser at least two (2) business days prior to the Closing Date.

         2.4 Adjustment of Purchase Price.

         (a) Following the Closing, the Cash Payment shall be increased or decreased by the amount by which the Actual Adjusted Net Working Capital as of the Closing Date is greater than or less than <$4,493,000>, i.e., negative Four Million Four Hundred and Ninety Three Thousand Dollars (the "Target Amount")1/ as provided in this Section 2.4.


--------------
1/ For clarity, (i) a larger negative number, e.g., <$4,593,000>, is "less than" the Target Amount (in the given example, $100,000 less), (ii) a smaller negative number, e.g., <$4,293,000>, is "greater than" the Target Amount (in the given example, $200,000 greater), and (iii) a positive number, e.g., $507,000, is also "greater than" the Target Amount (in the given example, $5,000,000 greater).

         (b) Purchaser's Statement; Seller's Review. No later than sixty (60) days following the Closing Date, Purchaser shall prepare and deliver to Seller a statement of the Adjusted Net Working Capital as of the Closing Date ("Purchaser's Statement"). In connection with the preparation of Purchaser's Statement, no changes in accounting principles, policies, procedures or methodologies shall be made from those used in preparing the Most Recent Balance Sheet, including, without limitation, with respect to the nature and classification of accounts or the determination of the level of reserves or accruals or materiality. Purchaser's Statement shall include, as supplemental information, a detailed list of the elements that comprise the items required to be included in Purchaser's Statement and a brief explanation thereof. Seller shall have a period of up to sixty (60) days from the receipt of Purchaser's Statement to review Purchaser's Statement, during which period Purchaser shall, upon reasonable request and during normal business hours, make available to Seller all relevant books and records in Purchaser's possession or control and all personnel with knowledge of information relevant to the determination of the Adjusted Net Working Capital as of the Closing Date. If as a result of such review, Seller disagrees with Purchaser's Statement, Seller shall deliver to Purchaser a written notice of disagreement (a "Dispute Notice") prior to the expiration of such sixty (60) day review period. Any Dispute Notice shall (i) specify in reasonable detail the nature and amount of any disagreement so asserted (and an alternative amount for each such disputed item) and (ii) shall include a calculation by Seller of the Adjusted Net Working Capital as of the Closing Date.

         (c) Acceptance; Failure to Respond. If Seller does not disagree with Purchaser's Statement, Seller shall deliver a written statement to Purchaser within such sixty (60) day period accepting Purchaser's Statement (an "Acceptance Notice"), in which case Purchaser's determination of the Adjusted Net Working Capital as of the Closing Date as shown on Purchaser's Statement shall be final and binding on the parties, effective as of the date on which Purchaser receives the Acceptance Notice. If Seller does not deliver a Dispute Notice or an Acceptance Notice within such sixty (60) day period, then Purchaser's determination of the Adjusted Net Working Capital as of the Closing Date as shown on Purchaser's Statement shall be final and binding on the parties, effective as of the first business day after the expiration of such sixty (60) day period.

         (d) Resolution of Disputes. If Seller delivers a Dispute Notice to Purchaser in a timely manner, then Purchaser and Seller shall attempt in good faith to resolve such dispute within thirty (30) days from the date of the Dispute Notice. If Purchaser and Seller cannot reach agreement within such thirty (30) day period (or such longer period as they may mutually agree), then Purchaser and Seller shall promptly refer the specific items in dispute to Deloitte Touche (the "Independent Auditor") for binding resolution. The Independent Auditor shall work to resolve such dispute promptly and, to the extent practicable, within 30 days from the date the dispute is submitted to the Independent Auditor. The Independent Auditor shall act based solely on the presentations of Purchaser and Seller and not by independent review. Any item not specifically referred to the Independent Auditor for evaluation shall be deemed final and binding on the parties. The Independent Auditor shall determine the Adjusted Net Working Capital as of the Closing Date in accordance with GAAP consistently applied by selecting with respect to each item in dispute an amount between or equal to Purchaser's position, as set forth in Purchaser's Statement, and Seller's position, as set forth in the Dispute Notice. The Independent Auditor shall deliver to both Purchaser and Seller a written opinion setting forth the Independent Auditor's final determination of the Adjusted Net Working Capital as of the Closing Date calculated in accordance with the provisions of this Agreement. The determination of the Independent Auditor shall be final and binding on Purchaser and Seller, effective as of the date the Independent Auditor's written opinion is received by Purchaser and Seller. The fees, costs and expenses of the Independent Auditor shall be borne equally by Purchaser and Seller.

         (e) Final Settlement. If the Actual Adjusted Net Working Capital as of the Closing Date is less than the Target Amount, then Seller shall, within five
(5) business days from the date of such final determination, pay to Purchaser the amount of the difference between the Target Amount and the Actual Adjusted Net Working Capital as of the Closing Date, together with interest on the amount of such difference at the rate of five percent (5%) per annum from the Closing Date to the date of payment, such payment to be made by wire transfer of immediately available funds to such bank account as Purchaser may designate (or in the absence of any such designation, by corporate check mailed to Purchaser). If the Actual Adjusted Net Working Capital as of the Closing Date is greater than the Target Amount, then Purchaser shall, within five (5) business days from the date of such final determination, pay to Seller the amount of the difference between the Actual Adjusted Net Working Capital as of the Closing Date and the Target Amount, together with interest on the amount of such difference at the rate of five percent (5%) per annum from the Closing Date to the date of payment, such payment to be made by wire transfer of immediately available funds to such bank account as Seller may designate (or in the absence of any such designation, by corporate check mailed to Seller). Any payments made pursuant to this Section 2.4 shall be consistently treated as adjustments to the Purchase Price allocable to the Membership Interests for all Tax purposes by Purchaser and Seller.

         2.5 Allocation of the Purchase Price. Within thirty days (30) following the final settlement of the Adjusted Net Working Capital as of the Closing Date pursuant to Section 2.4(e) of this Agreement, Purchaser and Seller shall jointly agree on the allocation of the Purchase Price and liabilities assumed among the assets of the Company, which allocation shall be in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. If Seller and Purchaser are unable to agree on such allocation, Seller and Purchaser shall elect the Independent Auditor to determine such values and the conclusions of the Independent Auditor shall be conclusive and binding on Seller and Purchaser. The fees and expenses of the Independent Auditor shall be shared equally by Seller and Purchaser. The allocation prescribed by this Section 2.5 shall be conclusive and binding upon Seller and Purchaser for all purposes and neither Seller nor Purchaser shall file any Tax Return or other document with, or make any statement or declaration to, any Governmental Authority that is inconsistent with such allocation.

                                    ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------

         Seller represents and warrants to Purchaser as follows:

         3.1 Organization and Existence. The Company is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite power and authority to own and operate the Business and to carry on such Business as presently conducted. The Company is qualified or licensed to do business in each jurisdiction in which the conduct of the Business or ownership of its properties make such qualification necessary, except for such jurisdictions in which the failure to be so duly qualified or licensed would not have a Material Adverse Effect.
Schedule 3.1 lists: (i) the employer identification number for the Company; (ii) all names used by the Company and its predecessors in the last three (3) years;
(iii) all entities merged with or into the Company or its predecessors in the last three (3) years; and (iv) the address for each location at which the Company has an office or otherwise has assets.

         3.2 Authorization. Seller has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Seller has been duly authorized by all necessary action on the part of Seller.

         3.3 Due Execution and Delivery; Binding Obligations. This Agreement has been duly executed and delivered by Seller. This Agreement constitutes a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or similar Laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

         3.4 Capitalization; Title to the Membership Interests.

         (a) The Membership Interests are owned, of record and beneficially, by Seller and represent the only outstanding economic, voting, ownership or any other type of membership or other equity interest in the Company. There are no securities in the Company other than the Membership Interests.

         (b) The Company's operating agreement does not impose upon any holder of any Membership Interests any obligation to make capital contribution commitments to the Company. As of the Closing Date, the Membership Interests will be held by Seller free and clear of all Encumbrances.

         (c) As of the Closing, Seller is not subject to any restrictions on transfer, rights of first refusal or other restrictions or obligations relating to the Membership Interests. As of the Closing Date, there will be no outstanding subscription, option, warrant, call right, preemptive right or other agreement or commitment obligating the Company to issue, sell, deliver or transfer (including any right of conversion or exchange under any outstanding security or other instrument) any economic, voting, ownership or any other type of membership or other interest or security in the Company, other than pursuant to any actions taken by on behalf of Purchaser or its Affiliates. Schedule 3.4 sets forth a list of the managers of the Company.

         3.5 Subsidiaries and Joint Ventures.

         (a) Schedule 3.5(a) sets forth a complete and accurate list of each subsidiary of the Company (each, a "Subsidiary and collectively, the "Subsidiaries"), indicating in each case the ownership of such Subsidiary, the type of entity and the jurisdiction of formation for such Subsidiary.

         (b) Except as set forth on Schedule 3.5(b), the Company is the sole owner, of record and beneficially, of the capital stock, membership interests, and any other rights, interests, or securities whatsoever in each of the Subsidiaries (collectively, the "Subsidiary Interests"), free and clear of all Encumbrances. The Subsidiary Interests are the only outstanding stock, stock appreciation rights, phantom stock rights, profit participation rights or any other economic, voting, ownership or any other type of interest in the Subsidiaries.

         (c) The Company's operating agreement does not impose upon the holder of any Membership Interests any obligation to make any capital contribution commitments to any Subsidiary. As of the Closing, the Company is not subject to any restrictions on transfer, rights of first refusal or other restrictions or obligations relating to the Subsidiaries Interests. As of the Closing Date, there will be no outstanding subscription, option, warrant, call right, preemptive right or other agreement or commitment obligating any Subsidiary to issue, sell, deliver or transfer (including any right of conversion or exchange under any outstanding security or other instrument) any stock, stock appreciation rights, phantom stock rights, profit participation rights, or any economic, voting, ownership or any other type of membership or other interest or security in any Subsidiary. Schedule 3.5(c) sets forth a list of directors or managing directors of the Subsidiaries.

         (d) The Company is not a partner in any general or limited partnership, a member of any limited liability company (other than a Subsidiary), an equity owner of any entity (other than a Subsidiary) or a party to any joint venture with any other Person.

         (e) Each Subsidiary is duly organized and validly existing under the Laws of the jurisdiction of its formation. Each Subsidiary has all requisite power and authority to own and operate the Business and to carry on such Business as presently conducted. Each Subsidiary is qualified or licensed to do business in each jurisdiction in which the conduct of the Business or ownership of its properties make such qualification necessary, except for such jurisdictions in which the failure to be so duly qualified or licensed would not have a Material Adverse Effect.

         (f) Schedule 3.5(f) lists: (i) all names used by any Subsidiary and its predecessors in the last three (3) years; (ii) all entities merged with or into any Subsidiary or its predecessors in the last three (3) years; and (iii) the address for each location at which any Subsidiary has an office.

         3.6 No Conflict or Violation; Consents. Except as set forth on Schedule 3.6, neither the execution and delivery of this Agreement by Seller nor the consummation of the transactions contemplated hereby, will result in (i) a violation of, or a conflict with, the organizational documents of Seller, the Company or any Subsidiary; (ii) a violation by Seller, the Company or any Subsidiary of any applicable Law; (iii) a violation by Seller, the Company or any Subsidiary of any order, judgment, writ, injunction, decree or award to which Seller, the Company or any Subsidiary is a party or by which Seller, the Company or any Subsidiary is bound or affected; (iv) a breach of or cause a default under, or result in the termination of, or accelerate the performance of, or create in favor of any Person other than the Company or the Subsidiaries a right of termination or consent under, any Material Contract; or (v) an imposition of an Encumbrance on the Membership Interests, or the assets of the Company or any Subsidiary.

         3.7 Governmental Consents and Approvals. Except as set forth on
Schedule 3.7, and except to the extent that the absence thereof would not have a Material Adverse Effect on the Company and the Subsidiaries, no Permit, approval, consent or authorization of, or declaration, filing, application, transfer or registration with, any Governmental Authority is required to be made or obtained by Seller, the Company or any Subsidiary by virtue of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby in order to enable Purchaser to own the Membership Interests and to permit the Company and each Subsidiary to continue the lawful operation of its Business following the Closing Date in substantially the same manner as it is presently conducted by the Company or such Subsidiary.

         3.8 Pending Litigation. Schedule 3.8 sets forth a complete and correct list of all pending Actions and, to the knowledge of Seller, any Actions threatened against the Company or any Subsidiary, or which have been initiated by the Company or any Subsidiary, or which would affect the ability of Seller to consummate the sale of the Membership Interests.

         3.9 Financial Information.

             (a) Financial Statements. Seller has furnished to Purchaser copies of (i) the Company's audited consolidated balance sheet as of December 31, 2002, and the related consolidated statements of income for the fiscal years then ended, (ii) the Company's unaudited consolidated balance sheet as of

December 31, 2003 and the related consolidated statements of income for the fiscal year then ended and (iii) the Most Recent Balance Sheet and the related consolidated statement of income for the five months then ended (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with GAAP on a consistent basis during the respective periods, fairly present in all material respects the financial condition of the Company and the Subsidiaries at the respective dates thereof and the results of operations of the Company and the Subsidiaries for the respective periods covered by the statements of income contained therein, and are correct and complete in all material respects.

             (b) Indebtedness. Except as set forth on Schedule 3.9(b), as of the Closing Date, none of the Company or the Subsidiaries has any outstanding Indebtedness.

             (c) Undisclosed Liabilities. Except as set forth on Schedule 3.9(c), the Company and the Subsidiaries have no liabilities or obligations (known, unknown, asserted, unasserted, absolute, contingent, accrued, unaccrued, liquidated, unliquidated, due, to become due, or otherwise, including any liability for Taxes) except (i) liabilities which are reflected and properly reserved against in the Most Recent Balance Sheet, (ii) liabilities incurred in the Ordinary Course since the Most Recent Balance Sheet date, (iii) liabilities arising under any of the Contracts, (iv) liabilities which are not required to be reflected on a balance sheet prepared in accordance with GAAP.

             (d) Inter-company Assets and Liabilities. Except as set forth on
Schedule 3.9(d), as of the Closing Date, all inter-company accounts receivable, accounts payable and accrued inter-company expenses between or among the inter-company group consisting of the Company, the Subsidiaries, the Seller, Platinum, and their respective affiliates, shall have been paid or otherwise extinguished and there will be no inter-company assets or liabilities; provided, however that the foregoing shall not apply to any inter-company accounts receivable, accounts payable or accrued inter-company expenses between the Company and any of the Subsidiaries.

         3.10 Absence of Certain Changes. Since the Most Recent Balance Sheet, there has been no Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 3.10, since the Most Recent Balance Sheet neither the Company nor any Subsidiary has:

              (a) sold, assigned, licensed, leased, transferred, disposed of, or agreed to sell, assign, license, lease, transfer or dispose of, any material asset other than in the Ordinary Course;

              (b) acquired any material assets, except in the Ordinary Course, nor acquired or merged with any other business or Person;

              (c) incurred or created any material Encumbrances on any of its assets;

              (d) suffered the destruction, damage or other loss (whether or not covered by insurance) of any assets or property material to the conduct of the Business;

              (e) increased the salary or other compensation payable or to become payable to any employee of the Company or any Subsidiary ("Employees") or obligated itself to pay any bonus or other additional salary or compensation to any Employee in each case other than in the Ordinary Course;

              (f) other than with respect to at-will Employees or Employees located in Europe, entered into any employment Contract or collective bargaining Contract, or modified the terms of any existing such Contract, or made any other change in employment terms for any Employees outside of the Ordinary Course;

              (g) adopted, amended, modified, or terminated any Employee Benefit Plan;

              (h) made any loan to, or entered into any other transaction with, any Employees;

              (i) waived, amended, modified, terminated or canceled any Material Contract, nor has any third party taken any such action with respect to any Material Contracts;

              (j) suffered any disposition or lapse of any Intellectual Property, including, without limitation, the expiration of any applications for registration of any Intellectual Property rights;

              (k) licensed any Intellectual Property, other than to end users or distributors in the Ordinary Course;

              (l) made any material capital expenditures;

              (m) made any investment in, or any loan to, any other Person;

              (n) created, incurred, assumed, or guaranteed any Indebtedness;
and

              (o) entered into any Contract to take any action, or permit any occurrence, described above.

         3.11 Real Property. Schedule 3.11 sets forth a complete and correct list of all Leases. The Company and each Subsidiary, as applicable, has a valid leasehold interest in the properties that are the subject of such Leases. Except as set forth in Schedule 3.11, neither the Company nor any Subsidiary has subleased or otherwise granted any other Person a right to use any real property. Except for such leasehold interests, the Company and the Subsidiaries have not owned in the past, and do not own now, any fee or other interest in any real property.

         3.12 Material Contracts.

              (a) Schedule 3.12(a) sets forth a complete list of the following Contracts (the "Material Contracts"): all (i) agreements for Indebtedness to which the Company or any Subsidiary is a party; (ii) agreements or commitments to make material capital expenditures with respect to the Business; (iii) agreements to sell, lease or otherwise dispose of any material assets or properties of the Company or any Subsidiary, other than in the Ordinary Course;
(iv) agreements limiting the freedom of the Company or any Subsidiary to compete in any line of business or in any geographic area or with any Person; (v) Leases; (vi) joint venture agreements and partnership agreements to which the Company or any Subsidiary is a party; (vii) any license from a third party to the Company for Intellectual Property, other than shrink wrapped software that is generally available in the commercial markets, such as word processing programs; (viii) Contracts involving the Company's or any Subsidiary's investment in, or any loan to, any other Person; (ix) other than with respect to at-will Employees or Employees located in Europe, employment agreements or loan agreements with any Employees; and (x) Contracts that involve payments or receipts of either (A) more than $100,000 annually or (B) $500,000 in the aggregate in future payments or receipts over the life of such Contract.

All Material Contracts that have been provided to Buyer are accurate and complete copies.

Each Material Contract is valid, binding and enforceable against the Company or Subsidiary, as applicable, in accordance with its term, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). To the knowledge of the Seller, each Material Contract is valid, binding and enforceable against the other parties thereto, in accordance with its terms. Neither the Company nor any Subsidiary are in default, violation or breach in any material respect under any Material Contract, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under such Material Contract. Except as disclosed on Schedule 3.12(b), each Material Contract shall be in full force and effect without penalty in accordance with its terms immediately following the consummation of the transaction contemplated hereby .

         3.13 Intellectual Property.

              (a) Schedule 3.13(a) sets forth a complete and correct list of all patents, patent applications, registered trademarks, registered service marks, mask works, trade names and registered copyrights, and all applications for registration included in the registered Intellectual Property and of all Intellectual Property licensed from any third party (other than shrink wrapped software that is generally available in the commercial markets such as word processing programs).

              (b) (i) all right, title and interest in and to the Intellectual Property is either owned by the Company or any Subsidiary free and clear of all Encumbrances, other than Permitted Encumbrances, or licensed by the Company or any Subsidiary from a third party unaffiliated with Seller, Company or any Subsidiary pursuant to a valid and enforceable written license, other than any such license or sublicense between the Company and any Subsidiary (ii) no claims have been made or, to the knowledge of Seller, threatened (including by way of a demand letter or offer to license), to either Seller, Company or any Subsidiary by any Person, and to the knowledge of Seller, there are no grounds for any Person to claim that (A) either Company or any Subsidiary, as applicable, does not own or have the right to use any Intellectual Property, (B) the operation of the Business as presently conducted is infringing, misappropriating or otherwise violating the intellectual property rights of any Person, or (C) the Intellectual Property infringes, misappropriates or otherwise violates the intellectual property rights of any third party or is invalid or unenforceable, and (iii) to the knowledge of Seller, neither Company nor any Subsidiary is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated any intellectual property rights of any other Person.

              (c) Except as set forth on Schedule 3.13(c), to the knowledge of Seller, no Person is currently infringing or otherwise violating the Company's rights in any owned Intellectual Property.

              (d) The registrations with respect to the registered Intellectual Property set forth on Schedule 3.13(a) (other than those trademarks designated "Inactive Marks" or "Trademark Applications") are in full force and effect.

         3.14 Employees. There is no labor strike, dispute, slowdown, or stoppage pending or, to the knowledge of Seller, the Company or any Subsidiary, threatened against the Company or any Subsidiary. Neither Seller, the Company nor any Subsidiary is party to or bound by any collective bargaining agreement with respect to any Employees. To the knowledge of Seller, the Company or any Subsidiary, no certification question or organizational drive exists or has existed within the past two (2) years with respect to Employees. Except as set forth on Schedule 3.8, there is no unfair labor practice, charge or complaint of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, handicap or veteran status) or any other matter against or involving the Company or any Subsidiary pending or, to the knowledge of Seller, the Company or any Subsidiary, threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority pertaining to or involving Employees. Except as set forth on Schedule 3.14(a) and except as required by any Law, neither the Company nor any Subsidiary has entered into any severance Contract or similar arrangement in respect of any Employee that will result in any obligation (absolute or contingent) of the Company or any Subsidiary to make any payment to any Employee following termination of employment or upon consummation of the transactions contemplated by this Agreement. Schedule 3.14(b) lists the names of all present Employees. Seller has provided a list to Purchaser that contains the current base salary or hourly wage rate and the 2003 bonuses and commissions of all present Employees.

         3.15 Employee Benefits. Schedule 3.15 sets forth a complete and correct list of all Employee Benefit Plans. Each such Employee Benefit Plan complies in all material respects with the provisions of and has been administered in compliance with the provisions of ERISA and all other applicable Laws. Without limiting the generality of the foregoing, no "prohibited transaction" (as such term is defined in Section 4975 of the Code, or in Part 4 of Subtitle B of Title I of ERISA) has occurred with respect to any such Employee Benefit Plan that could result in the imposition of material Taxes or penalties on the Company or any Subsidiary, and neither Platinum, Seller, the Company nor any Subsidiary has failed to make any contribution to, or to make any payment under, any such Employee Benefit Plan that it was required to make prior to Closing pursuant to the terms of such Employee Benefit Plan or pursuant to applicable Law that could result in any material liability to the Company or any Subsidiary. To the extent that Seller or its Affiliates have accrued or reserved for any contribution or payment under any such Employment Benefit Plan in the Financial Statement or the Most Recent Balance it shall be not be deemed a breach of the representations set forth in this Section.

         3.16 Taxes. (i) all Tax Returns relating to the Company and the Subsidiaries that are required by Law to be filed have been duly filed on a timely basis, (ii) all amounts set forth thereon have been paid in full and all such Tax Returns are correct and complete in all material respects, (iii) neither the Company nor any of the Subsidiaries has waived nor has been requested to waive any statute of limitations in respect of Taxes, (iv) there are no pending or threatened Actions for the assessment or collection of Taxes that relate to the activities or income of the Company or the Subsidiaries, (v) there are no liens for Taxes upon the assets of the Company or the Subsidiaries other than liens for Taxes not yet due and payable, (vi) all material Taxes which the Company or any Subsidiary is required by Law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on the Books and Records in accordance with GAAP and (vii) all material Tax deficiencies of the Company or any Subsidiary determined as a result of any past completed audit have been satisfied.

         3.17 Compliance with Law. Except as set forth on Schedule 3.17, the Company and the Subsidiaries currently conduct the Business in compliance in all material respects with all Laws applicable to the conduct of the Business. Neither Seller, the Company nor any Subsidiary has received any written notice from, nor does Seller have any knowledge that, any Governmental Authority or other Person is claiming or threatening to claim any violation or potential violation of any Law with respect to the Company or any Subsidiary.

         3.18 Permits. The Company holds all material Permits necessary for the lawful operation of the Business as presently conducted, and all such Permits are in full force and effect.

         3.19 Insurance. Schedule 3.19 contains an accurate list of all policies of insurance in effect on the date hereof relating to the Company or any Subsidiary. All such policies are valid, outstanding and enforceable. Neither the Company nor any Subsidiary has received notice of any actual or threatened modification or cancellation of any such insurance.

         3.20 Brokers and Finders. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of Platinum, Seller, the Company or any Subsidiary in such manner as to give rise to any claim against Purchaser, the Company or any Subsidiary, for any brokerage or finders' commission, fee or similar compensation.

         3.21 Accounts Receivable. The accounts and notes receivable reflected in the Most Recent Balance Sheet are recorded in accordance with GAAP, and the accounts and notes receivable after the date of the Most Recent Balance Sheet arose from bona fide transactions, including sales of goods or services rendered. All reserves for bad debt shown on the Most Recent Balance Sheet are reflected properly in accordance with GAAP.

         3.22 Customers. Schedule 3.22 sets forth a complete and accurate list of the names of the ten customers who purchased from the Company or any Subsidiary the greatest dollar volume of products or services during its last fiscal year, showing the approximate total billings in United States dollars to each such customer during such fiscal year. Neither the Company, nor any Subsidiary has received any written communication from any customer named on
Schedule 3.22 of any intention to return, terminate or materially reduce purchases from the Company or any Subsidiary, as applicable.

              3.23 Bank Accounts. Set forth on Schedule 3.23 is a complete list of each bank, brokerage or similar account of the Company or any Subsidiary.

              3.24 Books and Records. The Books and Records have been maintained in accordance with generally accepted industry practice.

                                    ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER
                   -------------------------------------------

         Purchaser represents and warrants to Seller as follows:

         4.1 Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware.

         4.2 Authorization. Purchaser has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement has been duly authorized by all necessary action on the part of Purchaser.

         4.3 Due Execution and Delivery; Binding Obligations. This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding agreement of Purchaser, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or similar Laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

         4.4 No Conflict or Violation. Neither the execution and delivery of this Agreement by Purchaser nor the consummation of the transactions contemplated hereby, will result in (i) a violation of, or a conflict with, Purchaser's organizational documents or any subscription, members' or similar agreements or understandings to which Purchaser is a party; (ii) a violation by

Purchaser of any applicable Law or (iii) a violation by Purchaser of any order, judgment, writ, injunction, decree or award to which Purchaser is a party or by which Purchaser is bound or affected.

         4.5 Consents and Approvals. No consent, permit, approval or authorization of, or declaration, filing, application, transfer or registration with, any Governmental Authority, or any other Person is required to be made or obtained by Purchaser by virtue of the execution, delivery or performance of this Agreement.

         4.6 Brokers and Finders. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of Purchaser in such manner as to give rise to any claim against Seller or the Company for any brokerage or finders' commission, fee or similar compensation.

         4.7 Investment Intent. Purchaser is acquiring the Membership Interests for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof. Purchaser is an "accredited investor" as defined in Rule 501(a) of Regulation D of the Securities Act of 1933, as amended. Purchaser understands and agrees that it may not sell, dispose, transfer, pledge, hypothecate or otherwise dispose of any of the Membership Interests (i) without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from such registration available under such Act and (ii) except in accordance with any applicable provisions of state and local securities Laws.

         4.8 Availability of Funds. Purchaser will have at the Closing, sufficient funds, in cash, to pay the Cash Payment, to provide the Company with sufficient working capital to operate the Business as currently conducted and pay all liabilities of the Company and the Subsidiaries in the Ordinary Course (as Purchaser reasonably determines to be necessary) and to pay all fees and expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement.

         4.9 Investigation by Purchaser. Purchaser acknowledges that it has been provided with access to such information concerning the Company as it has requested and has deemed necessary and appropriate to permit it to conduct such review to its satisfaction.

                                    ARTICLE 5
                                    COVENANTS
                                    ---------

         5.1 Access to Information.

         (a) From the date hereof through the Closing Date, Purchaser and its Representatives shall have access during normal business hours to the properties, Books and Records, Contracts, Permits and other documents relating to the Company as may be reasonably requested by the Purchaser and its Representatives in connection with the transactions contemplated hereby; provided, however, that such investigation shall not unreasonably interfere with the business or operation of the Company. Purchaser shall not contact any employee, customer, supplier or landlord of the Company without the prior written consent of an officer of Seller.

         (b) For a period of at least seven years after the Closing Date, Purchaser shall retain the Books and Records of the Company and shall provide Seller and its Representatives and affiliates with reasonable access to such Books and Records during normal business hours on reasonable prior written notice for any reasonable business purpose.

         5.2 Third Party Consents. The Seller shall provide such commercially reasonable assistance as Purchaser may reasonably request in obtaining third party consents set forth on Schedule 3.6. In no event shall Seller be liable for obtaining the consents set forth on Schedule 3.6.

         5.3 Confidentiality. No party shall use any information or data obtained in connection with the negotiation of the transactions contemplated by this Agreement for any purpose other than to pursue and further the consummation of such transactions. The obligations set forth in this Section 5.3 are in addition to and are not intended to supersede or replace the obligations of Purchaser pursuant to any confidentiality agreement entered into by Purchaser and Seller and its affiliates prior to the date hereof.

         5.4 Publicity. Any press release or similar announcement concerning the consummation of the transactions contemplated hereby by any party shall be provided to the other parties for review and approval prior to its release, which approval shall not be unreasonably withheld; provided, however, Seller or Purchaser may, without the consent of the other, publish and use standard tombstone announcements regarding the consummation of the transactions contemplated by this Agreement; provided further, that in no event shall any party publicly disclose the purchase price or the approximate amount thereof, without the consent of the other parties.

         5.5 Employees and Employee Benefits. Purchaser understands and acknowledges that, effective as of the Closing Date, the employee benefits currently provided to employees of the Company under the Employee Benefit Plans listed on Schedule 3.15 shall terminate (except to the extent benefits under any Employee Benefit Plan may be available after the Closing under the terms of any such plan, to the extent required by Law). Following the Closing, Purchaser covenants to Seller to comply with all applicable Law regarding the continuance of current compensation and benefits for the Employees. Without limitation of the foregoing, following the Closing, Purchaser shall for non-United States Employees continue to provide the same or improved compensation and benefits, and for United States Employees shall provide at least compensation and benefits competitive in the Company's industry, including without limitation 401(k), medical, dental, life insurance, disability and severance plans. Except to the extent that any such employee benefits will continue to be available to the Employees under any Employee Benefit Plans, Purchaser shall either provide such employee benefits to the Employees under one or more employee benefit plans offered by Purchaser to its employees or to employees of other companies affiliated with Purchaser or shall establish new employee benefit plans for the Employees (any such employee benefit plans are referred to as "Purchaser Sponsored Plans"). Purchaser shall use commercially reasonable efforts to provide, where applicable, that: (i) any waiting periods or limitations regarding pre-existing conditions with respect to the Employees and their beneficiaries under any Purchaser Sponsored Plans will be waived to the extent waived or satisfied under the applicable Employee Benefit Plan; (ii) any covered expenses incurred by a Employee under any Employee Benefit Plan for any plan period prior to the Closing will be credited towards any deductibles, limits or out-of-pocket maximums under any Employee Benefit Plan; and (iii) each Purchaser Sponsored Plan will give each Employee credit for such Employee's service with the Company and its respective predecessor companies prior to the Closing for eligibility and vesting purposes only, to the extent such service was credited under the applicable Employee Benefit Plan.

              (a) 401(k) Plans. Effective as of the Closing Date, the Employees shall cease to participate in the Platinum Equity 401(k) Plan ("Seller's 401(k) Plan"), and on or as soon as administratively practicable following the Closing Date, Purchaser shall provide to the Employees either the right to participate in a 401(k) plan offered by Purchaser to its employees or to employees of other companies affiliated with Purchaser or shall establish a new 401(k) plan for the Employees (any such 401(k) plan is referred to as "Purchaser's 401(k) Plan"). As soon as is reasonably practicable following the Closing Date, Seller shall cause the trustee of the

Seller's 401(k) Plan to transfer account balances related to the Employees (including any outstanding loans) from Seller's 401(k) Plan to Purchaser's 401(k) Plan in accordance with the requirements of Sections 411(d)(6) and 414(l) of the Code. Such transfer shall be made in cash, except that any promissory notes evidencing participant loans shall be transferred in kind. Seller and Purchaser shall use commercially reasonable efforts to effect such transfer of assets in a timely manner. Until such transfer is accomplished, Seller shall cause the trustee of Seller's 401(k) Plan to suspend any default on any loan from Seller's 401(k) Plan to any Employee.

              (b) Flexible Spending Accounts. Purchaser shall establish a flexible spending account for medical and dependent care expenses under a new or existing plan established or maintained under Section 125 and Section 129 of the Code ("Purchaser's FSA"), effective as of the Closing Date, for each Employee who is a participant, and maintains a positive account balance, in a flexible spending account for medical or dependent care expenses under a plan maintained by Seller pursuant to Section 125 and Section 129 of the Code ("Seller's FSA"). Purchaser shall credit the applicable account of each such Employee under the Purchaser's FSA with an amount equal to the balance of each such Employee's account under the Seller's FSA on the date immediately prior to the commencement of participation in Purchaser's FSA, and Seller will transfer to Purchaser in cash the funding for all positive account balances.

         5.6 Replacement of Certain Insurance Policies. Purchaser understands and acknowledges that, effective as of the Closing Date, the insurance coverage currently provided to the Company and Subsidiaries under insurance policies listed on Schedule 3.19, shall terminate. From and after the Closing, Purchaser shall be solely responsible for providing insurance coverage for the Company and the Subsidiaries.

         5.7 Conduct of the Business. Except as specifically contemplated by this Agreement, from the date hereof through the Closing Date, the Company and the Subsidiaries shall conduct Business in the Ordinary Course and shall use commercially reasonable efforts to preserve intact the business relationships of the Company and the Subsidiaries, keep available the service of the Employees and maintain satisfactory relationships with its suppliers and customers.


                                    ARTICLE 6
                                 INDEMNIFICATION
                                 ---------------

         6.1 Survival of Representations and Warranties. All representations and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing through the date which is one year after the Closing Date, except all representations and warranties made by Seller under Sections 3.4(a), 3.5(b), and 3.16, which shall survive the Closing through the date of the applicable statute of limitations.

         6.2 Indemnification Obligations.

             (a) Indemnification by Seller. Seller shall indemnify, defend and hold harm\ess Purchaser, the Company, the Subsidiaries and their respective affiliates, and Representatives, and shall reimburse each such Person on demand for any Damages resulting from any of the following: (i) any breach or default in the performance by Seller of any covenant or agreement contained herein, in any agreement contemplated hereby or executed in connection herewith, or in any certificate or other instrument delivered or to be delivered by or on behalf of Seller pursuant hereto or thereto; (ii) any breach of warranty or inaccurate representation made by Seller herein; provided, however, that, (A) Seller shall not be required to pay any Damages to Purchaser with respect to the breach of any representation or warranty pursuant to the foregoing clause (ii) unless the aggregate amount of all Damages exceeds $200,000, in which case all Damages shall be paid in excess of $200,000, and (B) in no event shall the aggregate amount of Damages payable by Seller exceed $5,000,000, provided, however, that this limit on Damages shall not apply to Damages for breaches of warranty or inaccurate representation made by Seller under Sections 3.4(a), 3.5(b) and 3.16, and Damages for breaches of these Sections shall instead be limited to the amount of the Cash Payment.

             (b) Indemnification by Purchaser. Purchaser shall indemnify, defend and hold harmless Seller and any of its affiliates and Representatives, and shall reimburse each such Person on demand for any Damages resulting from any of the following: (i) any breach or default in the performance by Purchaser of any covenant or agreement of Purchaser contained herein, in any agreement contemplated hereby or executed in connection herewith, or in any certificate or other instrument delivered or to be delivered by or on behalf of Purchaser pursuant hereto or thereto; (ii) any breach of warranty or inaccurate representation made by Purchaser herein; and (iii) the operation of the Business after the Closing Date provided, however, that, (A) Purchaser shall not be required to pay any Damages to Seller or any such Persons with respect to the breach of any representation or warranty pursuant to the foregoing clause (ii) unless the aggregate amount of all Damages exceeds $200,000, in which case all Damages shall be paid, and (B) in no event shall the aggregate amount of Damages payable by Purchaser exceed $5,000,000.

             (c) Claims for Indemnity. Whenever a claim for Damages shall arise for which one party ("Indemnitee") shall be entitled to indemnification hereunder, Indemnitee shall notify the other party ("Indemnitor") in writing within thirty (30) days of the first receipt of notice of such claim, and in any event within such shorter period as may be necessary for Indemnitor to take appropriate action to resist such claim; provided that the failure to give notice as herein provided shall not relieve Indemnitor of its obligation to indemnify Indemnitee except to the extent that Indemnitor shall have been prejudiced in its ability to defend such claim. Notwithstanding anything in this Agreement to the contrary, written notice of any Indemnitee's claim for indemnification for breach of representations and warranties must be given within the survival period for such representations and warranties set forth in
Section 6.1, and any indemnity claim for breaches of representations and warranties which has not been noticed in writing by such date shall be time-barred, irrespective of whether such claim was known or unknown by such date to the party seeking indemnification. Each notice shall specify all facts known to Indemnitee giving rise to such indemnity rights and shall estimate the amount of the liability arising therefrom. If Indemnitee is duly notified of a dispute, the parties shall attempt to settle and compromise the same, or if unable to do so within thirty (30) days (or such longer period as they may agree) of Indemnitor's delivery of notice of a dispute, such dispute shall be settled by binding arbitration in the manner set forth in Section 8.13. Any rights of indemnification established by reason of such settlement, compromise or arbitration shall promptly thereafter be paid and satisfied by Indemnitor.

             (d) Defense of Third Party Claims. Upon receipt by Indemnitor of a notice from an Indemnitee with respect to any claim of a third party against Indemnitee, Indemnitor may assume the defense of such claim with counsel reasonably satisfactory to Indemnitee, and Indemnitee shall cooperate to the extent reasonably requested by Indemnitor in defense or prosecution thereof and shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by Indemnitor in connection therewith. If Indemnitor assumes the defense of such claim, Indemnitee shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of Indemnitee. If Indemnitor has assumed the defense of any claim against Indemnitee, Indemnitor shall have the right to settle any claim for which indemnification has been sought and is available hereunder involving only cash payment and/or a release it from liability; provided that, to the extent that such settlement requires Indemnitee to take, or prohibits Indemnitee from taking, any action or purports to obligate Indemnitee, then Indemnitor shall not settle such claim without the prior written consent of Indemnitee. If Indemnitor does not assume the defense of a third party claim and disputes Indemnitee's right to indemnification, Indemnitee shall have the right to participate in the defense of such claim through counsel of its choice, at Indemnitor's expense (subject to the validity of the Indemnitee's claim), and Indemnitee shall have control over the litigation and authority to resolve such claim with the prior consent of Indemnitor, which consent shall not be unreasonably withheld.

         6.3 No Double Recovery. Notwithstanding the fact that any Indemnitee may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement or another agreement entered into in connection herewith in respect of any fact, event, condition or circumstance, no Indemnitee shall be entitled to recover the amount of any Damages suffered by such Indemnitee more than once under all such agreements in respect of such fact, event, condition or circumstance, and an Indemnitor shall not be liable for indemnification to the extent the Indemnitee has otherwise been fully compensated on a dollar-for-dollar basis for such Damages pursuant to the procedures set forth in Section 6.2. Likewise, if either Purchaser or Seller has recovered for any fact, event, condition or circumstance through an adjustment to Purchase Price as set forth in Section 2.4, then to the extent of such recovery, such party shall be precluded from asserting a claim for Damages for, and Indemnitor shall not be liable for Damages for, such fact, event, condition or circumstance pursuant to the indemnification provisions of this Article 6.

         6.4 Cooperation. Notwithstanding anything to the contrary contained in this Article 6, the parties shall cooperate with each other in connection with any claim for indemnification hereunder, including to obtain the benefits of any insurance coverage for third party claims that may be in effect at the time a third party claim is asserted.

         6.5 Mitigation. The amount of any Damages of any Indemnitee under this
Article 6 shall be net of (a) the amount, if any, receivable by the Indemnitee from any third party (including, without limitation, any insurance company or other insurance provider) and (b) the amount, if any, equal to the Tax benefit (such amounts being collectively referred to herein as a "Third Party Reimbursement"), in respect of or attributable to the Damages suffered thereby. If, after receipt by the Indemnitee of any indemnification payment hereunder, such Person receives or becomes entitled to receive a Third Party Reimbursement in respect of the same Damages for which indemnification was made and such Third Party Reimbursement was not taken into account in assessing the amount of indemnification, then the Indemnitee shall turn over all of such Third Party Reimbursement to the Indemnitor up to the amount of the indemnification paid pursuant hereto.

         6.6 Exclusive Remedy. Except in the case of fraud, the indemnification provided in this Article 6 will constitute the exclusive remedy of the Purchaser, the Company, the Subsidiaries and their respective affiliates and Representatives, or Seller and its affiliates and Representatives, as the case may be, and their respective assigns from and against any and all Damages asserted against, resulting to, imposed upon or incurred or suffered by, any of them, directly or indirectly, as a result of, or based upon or arising from the breach of any representation or warranty or the non-fulfillment of any agreement or covenant in or pursuant to this Agreement or any other agreement, document, or instrument required hereunder. Purchaser and Seller each hereby waive, to the fullest extent permitted under applicable Law, any and all rights, claims, and causes of action it may have against any other party, or any of such other party's affiliates, to the contrary.

         6.7 Platinum Guaranty. Platinum agrees to guaranty the obligations of the Seller under this Article 6 or under Article 7.

         6.8 Adjustments to Purchase Price. Any payments made pursuant to this
Article 6 shall be consistently treated as adjustments to Purchase Price for all Tax purposes by Seller and Purchaser.

         6.9 Intentional Misrepresentation. Notwithstanding any other provision hereof to the contrary, any claims of fraud shall not be limited by any survival period contained in this Agreement or any limit on indemnification or remedy contained in this Agreement.

         6.10 Damages. Notwithstanding anything to the contrary elsewhere in this Agreement, no party or its affiliates will be liable to the other party or its affiliates for any Damages other than compensatory Damages. Each party agrees that it is not entitled to recover and agrees to waive any claim with respect to, and will not seek, consequential, punitive or any other special Damages as to any matter under, relating to or arising out of the transactions contemplated by this Agreement; provided, however that the foregoing shall not limit any indemnification obligations of either party with respect to third party claims.

                                    ARTICLE 7
                                   TAX MATTERS
                                   -----------

         7.1 Payment of Taxes. Seller shall pay, and indemnify, defend and hold the Purchaser, the Company and all Subsidiaries harmless against, any and all Taxes of the Company and the Subsidiaries (including without limitation, any Taxes due from Seller) allocable to any taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (the "Pre-Closing Tax Period"). In the case of any taxable period that includes (but does not end
on) the Closing Date, the amount of any Taxes based on or measured by income or receipts of the Company or the Subsidiaries allocable to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of the Company allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such taxable period.

         7.2 Preparation of Tax Returns. Seller shall prepare and file all income Tax Returns for the Company and the Subsidiaries for any tax periods ending on or prior to the Closing Date, except for any Tax Returns relating to the Subsidiaries due after the Closing Date in which case Purchaser shall prepare such Tax Returns and Seller shall have the right to review and approve such Tax Returns at least 10 business days prior to filing, which approval shall not be unreasonably withheld. Except as otherwise provided in the preceding sentence, Purchaser shall prepare all Tax Returns for the Company and the Subsidiaries. Seller shall reimburse Purchaser for Taxes of the Company and the Subsidiaries which are allocable to the Pre-Closing Period (in accordance with Section 7.1) within 15 days after payment by Purchaser or the Company and the Subsidiaries of such Taxes, provided, however, that such reimbursement shall be made only to the extent that such Taxes exceed the amount, if any, included in the determination of the Adjusted Net Working Capital as of the Closing Date. Purchaser shall not file, or cause the Company or any of the Subsidiaries to file, any amended Tax Returns for the Company or any of the Subsidiaries for tax periods that include a period prior to the Closing Date without prior written consent of Seller, such consent not to be unreasonably withheld or delayed.

         7.3 Payment Over of Refunds. The Company and the Subsidiaries shall promptly pay, and Purchaser shall cause the Company to pay, to Seller any refund, overpayment, or credit (including any interest paid or credited with respect thereto) of Taxes attributable to Tax periods (or portions thereof) ending on or before the Closing Date.

         7.4 Control of Tax Audits. Seller shall have the right, at its own expense, to control any audit or examination by any Governmental Authority (a "Tax Audit"), initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes for any taxable period ending on or before the Closing Date with respect to the Company and the Subsidiaries; provided that Seller shall not resolve any such contest without the consent of Purchaser, such consent not to be unreasonably withheld or delayed. Purchaser shall have the right, at its own expense, to control, or have the Company control, any other Tax Audit, initiate any other claim for refund, and contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment for tax years beginning after the Closing Date.

         7.5 Cooperation. Purchaser, the Company and the Subsidiaries, on the one hand, and Seller, on the other hand, shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Article 7, and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser, the Company, and Seller shall (i) retain all books and records with respect to Tax matters pertinent to the Company and the Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority and
(ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or Seller as the case may be, shall allow the other party to take possession of such books and records. Upon request, Purchaser and Seller further agree to use their reasonable commercial efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including but not limited to with respect to the transactions contemplated hereby).

         7.6 Transfer Taxes. Purchaser shall each bear all sales, transfer, stamp, real property transfer or gains or similar Taxes incurred, whether direct or indirect, as a result of the purchase of the Membership Interests by the Purchaser.

         7.7 Characterization of Payments. All payments made pursuant to this
Article 7 shall be consistently treated as adjustments to the Purchase Price for all Tax purposes by Purchaser and Seller.

                                    ARTICLE 8
                            MISCELLANEOUS PROVISIONS
                            ------------------------

         8.1 Further Assurances. Each party to this Agreement shall execute, acknowledge and deliver any further documents and instruments and take any other action consistent with the terms of this Agreement that may reasonably be requested by the other party for the purpose of giving effect to the transactions contemplated by this Agreement, whether before, concurrent with or after the consummation of the transactions contemplated hereby.

         8.2 Expenses. Each of the parties shall pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of its own financial consultants, accountants and counsel.

         8.3 Entire Agreement. This Agreement, together with the agreements referred to herein and the Schedules hereto and thereto, set forth the entire agreement between the parties with regard to the subject matter hereof and thereof.

         8.4 Governing Law; Jurisdiction. The validity, construction and performance of this Agreement, and any Action arising out of or relating to this Agreement shall be governed by the Laws of the State of California, without regard to the Laws of the State of California as to choice or conflict of Laws. The parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the jurisdiction of, the courts of the County of Los Angeles, State of California or the United States of America for the Central District of California.

         8.5 Waiver and Amendment. This Agreement may be amended, supplemented, modified and/or rescinded only through an express written instrument signed by the parties or their respective successors and permitted assigns. Any party may specifically and expressly waive in writing any portion of this Agreement or any breach hereof, but only to the extent such provision is for the benefit of the waiving party, and no such waiver shall constitute a other or continuing waiver of any preceding or succeeding breach of the same or any other provision. The consent by one party to any act for which such consent was required shall not be deemed to imply consent or waiver of the necessity of obtaining such consent for the same or similar acts in the future, and no forbearance by a party to seek a remedy for noncompliance or breach by another party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

         8.6 Assignment. Except as specifically provided otherwise in this Agreement, neither this Agreement nor any interest herein shall be assignable (voluntarily, involuntarily, by judicial process, operation of Law, or otherwise), in whole or in part, by any party without the prior written consent of the other party. Notwithstanding the foregoing, Seller may, without the consent of Purchaser, whether before or after the Closing, assign all of its rights and obligations under this Agreement to any Affiliate of Seller, provided that the guarantor obligations of Platinum set forth in Section 6.7 shall remain unaffected and Purchaser may, without the consent of Seller, whether before or after the Closing, assign all of its rights and obligations under this Agreement to WARP Technology Holdings, Inc., provided that such assignment shall not relieve Purchaser of any of its obligations under this Agreement prior to Closing.

         8.7 Successors and Assigns; No Third Party Beneficiary. Each of the terms, provisions, and obligations of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties and their respective legal representatives, successors and permitted assigns. Nothing in this Agreement will be construed as giving any Person, other than the parties to this Agreement and their successors and permitted assigns, any right, remedy or claim under, or in respect of, this Agreement or any provision hereof.

         8.8 Notices. All notices, requests, demands and other communications made under this Agreement shall be in writing, correctly addressed to the recipient as follows:

If to Seller:

Gupta Holdings, LLC
C/O Platinum Equity, LLC
2049 Century Park East, Suite 2700
Los Angeles, California, 90067
Attn: Eva M. Kalawski, Esq.
Facsimile No.: (310) 712-1863

If to Purchaser:

ISIS Capital Management, LLC
151 Railroad Avenue
Greenwich, CT 06830
Attn: Ernest Mysogland
Facsimile No.: (203) 422-5329

         Notices, requests, demands and other communications made under this Agreement shall be deemed to have been duly given (i) upon delivery, if served personally on the party to whom notice is to be given, (ii) on the date of receipt, refusal or non-delivery indicated on the receipt if mailed to the party to whom notice is to be given by first class mail, registered or certified, postage prepaid, or by air courier, or (iii) upon confirmation of transmission, if sent by telecopier. Any party may give written notice of a change of address in accordance with the provisions of this Section and after such notice of change has been received, any subsequent notice shall be given to such party in the manner described at such new address.

         8.9 Severability. Each provision of this Agreement is intended to be severable. Should any provision of this Agreement or the application thereof be judicially declared to be or become illegal, invalid, unenforceable or void, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties.

         8.10 Cumulative Remedies. No remedy made available hereunder by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at Law or in equity or by statute or otherwise.

         8.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single agreement.

         8.12 Facsimile Signatures. This Agreement and any other document or agreement executed in connection herewith (other than any document for which an originally executed signature page is required by law) may be executed by delivery of a facsimile copy of an executed signature page with the same force and effect as the delivery of an originally executed signature page. In the event any party delivers a facsimile copy of a signature page to this Agreement or any other document or agreement executed in connection herewith, such party shall deliver an originally executed signature page within three (3) business days of delivering such facsimile signature page or at any time thereafter upon request; provided, however, that the failure to deliver any such originally executed signature page shall not affect the validity of the signature page delivered by facsimile, which has and shall continue to have the same force and effect as the originally executed signature page.

         8.13 Arbitration. Except to the extent a party is entitled to injunctive or other equitable relief, any controversy or claim arising out of or relating to this Agreement or any agreement referred to herein or attached hereto, shall be settled by binding arbitration before a single arbitrator in accordance with the then existing rules for commercial arbitration of the American Arbitration Association, and judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Such arbitration shall be held in Los Angeles, California. The costs of such arbitration (other than attorneys' fees and other experts' fees and related costs) shall be borne equally by the parties. Each party shall bear its own attorneys' fees and other experts' fees and related costs. The arbitrator shall not have the authority to award punitive damages or to award attorneys' fees or costs to any party in any such arbitration proceedings.

         8.14 Interpretation. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any party. The captions of the Sections and Subsections of this Agreement are for convenience only and shall not affect the construction or interpretation of any of the provisions of this Agreement. Except as otherwise provided or if the context otherwise requires, whenever used in this Agreement,
(a) any noun or pronoun shall be deemed to include the plural and the singular,
(b) the terms "include" and "including" shall be deemed to be followed by the phrase "without limitation," (c) the word "or" shall be inclusive and not exclusive, (d) unless the context otherwise requires, all references to Articles and Sections refer to Articles and Sections of this Agreement, all references to Schedules are to Schedules attached to this Agreement, and all references to Exhibits are to Exhibits attached to this Agreement, each of which is made a part of this Agreement for all purposes, (e) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (f) any definition of or reference to any Law, agreement, instrument or other document herein will be construed as referring to such Law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, and (g) any definition of or reference to any statute will be construed as referring also to any rules and regulations promulgated thereunder.

         8.15 Warranty of Authority. Each of the entities signing this Agreement warrants and represents that the individual signing on behalf of such entity is duly authorized and empowered to enter into this Agreement and bind such entity hereto.

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first set forth above.

PURCHASER:

ISIS CAPITAL MANAGEMENT, LLC

By: /s/ Rodney A. Bienvenu, Jr.
------------------------------
Name: Rodney A. Bienvenu, Jr.
Title: Managing Member


SELLER:

GUPTA HOLDINGS, LLC


By:  /s/ Eva M. Kalawski
------------------------
Name:  Eva M. Kalawski
Title: Vice President & Secretary


FOR PURPOSES OF SECTION 6.7 ONLY,
PLATINUM EQUITY, LLC


By:  /s/ Eva M. Kalawski
------------------------
Name:  Eva M. Kalawski
Title: Executive Vice President,
General Counsel & Secretary


                               Extension Agreement

This Extension Agreement (the "Extension Agreement") is made by and between ISIS Capital Management, LLC ("ISIS") and Gupta Holdings, LLC ("Gupta") as of this 27th day of September, 2004.

Whereas, ISIS and Gupta are parties to a Membership Interest Purchase Agreement dated September 2, 2004 (the "MIPA");

Whereas, Section 2.1 of the MIPA provides as follows: "The Closing of the sale and purchase of the Membership Interest (the "Closing") shall take place on September 30, 2004 (the "Closing Date")."; and

Whereas, ISIS is willing to purchase from Gupta, and Gupta is willing to sell to ISIS, an extension of the Closing Date.

Now, therefore, the parties agree as follows:

     1. Definitions. All capitalized terms used in this Agreement but not otherwise defined herein shall have the meaning given them in the MIPA.

     2. Non-Refundable Fee. ISIS shall pay Gupta by wire transfer to such bank account as Gupta shall designate in writing the following cash sums (collectively, such sums are referred to as the "Non-Refundable Fee")
          (i)
          two hundred and fifty thousand dollars ($250,000) no later than September 29, 2004; and (ii) seven hundred and fifty thousand dollars ($750,000) no later than September 30, 2004.

     3. Extension of Closing Date. Upon Gupta's receipt of the Non-Refundable Fee by the deadline set forth in Section 2, the "Closing Date" under the MIPA shall be amended from September 30, 2004 to October 15, 2004.

     4. Application of Non-Refundable Fee to Cash Payment. Only if the Closing under the MIPA occurs by the Closing Date as extended under this Agreement, the Non-Refundable Fee shall be applied towards ISIS's satisfaction of the Cash Payment.

     5. Consideration; No Refund. The Non-Refundable Fee is paid in consideration of the extension or extensions of the Closing Date set forth in this Agreement and is not refundable to ISIS for any reason whatsoever, including without limitation the non-occurrence of a Closing under the MIPA.

     6. Further Extensions. Provided that ISIS has paid the Non-Refundable Fee set forth in Section 2, then at its option, ISIS may extend the Closing Date to November 1, 2004 by, no later than October 13, 2004,
          (i) so notifying Gupta in writing and (ii) paying Gupta by wire transfer an additional cash sum of two million dollars ($2,000,000). If ISIS makes such an extension, it shall have the option to further extend the Closing Date to November 30, 2004 by, no later than October 25, 2004, (i) so notifying Gupta in writing and (ii) paying Gupta by wire transfer an additional cash sum of one million dollars ($1,000,000). If ISIS makes such an extension, it shall have the option to further extend the Closing Date to January 3, 2005 by, no later than November 25, 2004, (i) so notifying Gupta in writing and
          (ii) paying Gupta by wire transfer an additional cash sum of one million dollars ($1,000,000). If ISIS effects any of the extensions set forth in this Section 6, then the term "Non-Refundable Fee" shall refer to the one million dollars ($1,000,000) initially paid by ISIS plus the incremental two, three or four million dollars, as the case may be, paid by ISIS for such incremental extensions.

     7. Interest. The "Undeposited Cash Payment" shall equal Twenty Million Dollars less the Non-Refundable Fee. From September 30, 2004 through the Closing Date, interest shall accrue and be due and payable from ISIS to Gupta on the Undeposited Cash Payment at the rate of 10 percent per annum. If the Non-Refundable Fee is incrementally increased pursuant to the further extension provisions of Section 6, then the Undeposited Cash Payment shall decrease accordingly, and interest shall accrue on the amount of Undeposited Cash Payment outstanding over the applicable periods. The interest accruing pursuant to this Section 7 shall be the "Accrued Interest". The definition of "Cash Payment" under Section 2.3 of the MIPA and for all purposes of the MIPA is hereby amended to equal twenty million dollars ($20,000,000) plus the Accrued Interest.

     8. No Other Amendments. Except as set forth in this Agreement, the MIPA shall in all other respects remain unchanged.

     9. Governing Law; Jurisdiction. The validity, construction and performance of this Agreement, and any action arising out of or relating to this Agreement shall be governed by the Laws of the State of California, without regard to the Laws of the State of California as to choice or conflict of Laws. The parties to this Agreement irrevocably elect as the sole judicial form for the adjudication of any matters arising under or in connection with this Agreement, and consent to the jurisdiction of, the courts of the County of Los Angeles, State of California or the United States of America for the Central District of California.

     10. Miscellaneous. The following provisions of the MIPA shall apply to this Agreement: 8.5 (Waiver and Amendment); 8.6 (Assignment); 8.7 (Successors and Assigns; No Third Party Beneficiary); 8.8 (Notices); 8.9 (Severability); 8.11 (Counterparts); 8.12 (Facsimile Signatures); 8.13 (Arbitration); and 8.14 (Interpretation).

In Witness Whereof, the parties hereto have signed this Extension Agreement as of the date first set forth above.


ISIS CAPITAL MANAGEMENT, LLC

By: /s/ Rodney A. Bienvenu, Jr.
------------------------------
Name: Rodney A. Bienvenu, Jr.
Title: Managing Member


GUPTA HOLDINGS, LLC


By:  /s/ Eva M. Kalawski
------------------------
Name:  Eva M. Kalawski
Title: Vice President & Secretary


                               AMENDMENT NO. 1 TO
                               EXTENSION AGREEMENT

This Amendment No. 1 to Extension Agreement (this "Amendment") is made by and between ISIS Capital Management, LLC ("ISIS") and Gupta Holdings, LLC ("Gupta") as of this 13th day of October, 2004.

Whereas, ISIS and Gupta are parties to that certain Membership Interest Purchase Agreement dated September 2, 2004 (the "MIPA") and an Extension Agreement dated September 27, 2004 (the "Extension Agreement"); and

Whereas, the parties wish to amend the Extension Agreement as follows:

Now, therefore, the parties agree as follows:

1. Definitions. All capitalized terms used in this Agreement but not otherwise defined herein shall have the meaning given them in the MIPA.

2. Amendment. Section 6 of the MIPA is hereby amended and restated in its entirety to read as follows:

     "Provided that ISIS has paid the Non-Refundable Fee set forth in Section 2, then at its option, ISIS may extend the Closing Date to November 1, 2004 by, no later than October 13, 2004, (i) so notifying Gupta in writing and
     (ii) paying Gupta by wire transfer an additional cash sum of one million dollars ($1,000,000). If ISIS makes such an extension, it shall have the option to further extend the Closing Date to November 30, 2004 by, no later than October 25, 2004, (i) so notifying Gupta in writing and (ii) paying Gupta by wire transfer an additional cash sum of one million dollars ($1,000,000). If ISIS makes such an extension, it shall have the option to further extend the Closing Date to January 3, 2005 by, no later than November 25, 2004, (i) so notifying Gupta in writing and (ii) paying Gupta by wire transfer an additional cash sum of two million dollars ($2,000,000). If ISIS effects any of the extensions set forth in this
     Section 6, then the term "Non-Refundable Fee" shall refer to the one million dollars ($1,000,000) initially paid by ISIS plus the incremental one, two or four million dollars, as the case may be, paid by ISIS for such incremental extensions."

3. No Other Changes. The Extension Agreement shall in all other respects remain unchanged.

4. Miscellaneous. Sections 9 (Governing Law; Jurisdiction) and Section 10 (Miscellaneous) of the Extension Agreement shall apply to this Amendment

In Witness Whereof, the parties hereto have signed this Amendment as of the date first set forth above.

ISIS CAPITAL MANAGEMENT, LLC

By: /s/ Rodney A. Bienvenu, Jr.
------------------------------
Name: Rodney A. Bienvenu, Jr.
Title: Managing Member


GUPTA HOLDINGS, LLC


By:  /s/ Jerome N. Gold
------------------------
Name:  Jerome N. Gold
Title: Vice President